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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. 3 ) *

                        Imperial Chemical Industries Plc
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 American Depository Receipts and Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    452704505
                  --------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [X] Rule 13d-1 (b)

      [_] Rule 13d-1(c)

      [_] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (3-98)

                                                                                                                        Page 2 of 12

CUSIP No.            452704505
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.         Brandes Investment Partners, L.P.
               I.R.S. Identification Nos. of above persons (entities only).        33-0704072
------------------------------------------------------------------------------------------------------------------------------------
           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a)  [_]
               (b)  [_]
------------------------------------------------------------------------------------------------------------------------------------
           3.  SEC Use Only
------------------------------------------------------------------------------------------------------------------------------------
           4.  Citizenship or Place of Organization    Delaware
------------------------------------------------------------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-   ---------------------------------------------------------------------------------------------------------------------
ficially owned         6.  Shared Voting Power           7,410,193 ADR and 60,308,053 ORD
by Each        ---------------------------------------------------------------------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:   ---------------------------------------------------------------------------------------------------------------------
                       8.  Shared Dispositive Power      9,800,592 ADR and 60,308,053 ORD
------------------------------------------------------------------------------------------------------------------------------------
           9.  Aggregate Amount Beneficially Owned by Each Reporting Person             9,800,592 ADR and 60,308,053 ORD
          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)  [_]
          11.  Percent of Class Represented by Amount in Row (9)         8.4%
------------------------------------------------------------------------------------------------------------------------------------
          12.  Type of Reporting Person (See Instructions)     IA, PN
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 3 of 12


CUSIP No.            452704505
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.         Brandes Investment Partners, Inc.
               I.R.S. Identification Nos. of above persons (entities only).      33-0090873

------------------------------------------------------------------------------------------------------------------------------------
           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a)  [_]
               (b)  [_]
------------------------------------------------------------------------------------------------------------------------------------
           3.  SEC Use Only
------------------------------------------------------------------------------------------------------------------------------------
           4.  Citizenship or Place of Organization   California
------------------------------------------------------------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-   ---------------------------------------------------------------------------------------------------------------------
ficially owned         6.  Shared Voting Power           7,410,193 ADR and 60,308,053 ORD
by Each        ---------------------------------------------------------------------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:   ---------------------------------------------------------------------------------------------------------------------
                       8.  Shared Dispositive Power      9,800,592 ADR and 60,308,053 ORD
------------------------------------------------------------------------------------------------------------------------------------
           9.  Aggregate Amount Beneficially Owned by Each Reporting Person        9,800,592 ADR and 60,308,053 ORD shares are
                                                                                   deemed to be beneficially owned by Brandes
                                                                                   Investment Partners, Inc., as a control person
                                                                                   of the investment adviser.  Brandes Investment
                                                                                   Partners, Inc. disclaims any direct ownership
                                                                                   of the shares reported in this Schedule 13G,
                                                                                   except for an amount that is substantially less
                                                                                   than one per cent of the number of shares
                                                                                   reported herein.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)  [_]

          11.  Percent of Class Represented by Amount in Row (9)            8.4%
------------------------------------------------------------------------------------------------------------------------------------
          12.  Type of Reporting Person (See Instructions)      CO, OO (Control Person)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 4 of 12


CUSIP No.            452704505
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.         Brandes Worldwide Holdings, L.P.
               I.R.S. Identification Nos. of above persons (entities only).                       33-0836630
------------------------------------------------------------------------------------------------------------------------------------
           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]
               (b) [_]
------------------------------------------------------------------------------------------------------------------------------------
           3.  SEC Use Only
------------------------------------------------------------------------------------------------------------------------------------
           4.  Citizenship or Place of Organization   Delaware
------------------------------------------------------------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-   ---------------------------------------------------------------------------------------------------------------------
ficially owned         6.  Shared Voting Power           7,410,193 ADR and 60,308,053 ORD
by Each        ---------------------------------------------------------------------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:   ---------------------------------------------------------------------------------------------------------------------
                       8.  Shared Dispositive Power      9,800,592 ADR and 60,308,053 ORD
------------------------------------------------------------------------------------------------------------------------------------
           9.  Aggregate Amount Beneficially Owned by Each Reporting Person           9,800,592 ADR and 60,308,053 ORD shares are
                                                                                      deemed to be beneficially owned by Brandes
                                                                                      Worldwide Holdings, L.P., as a control person
                                                                                      of the investment adviser.  Brandes Worldwide
                                                                                      Holdings, L.P. disclaims any direct ownership
                                                                                      of the shares reported in this Schedule 13G.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [_]

          11.  Percent of Class Represented by Amount in Row (9)         8.4%
------------------------------------------------------------------------------------------------------------------------------------
          12.  Type of Reporting Person (See Instructions)      PN, OO (Control Person)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 5 of 12


CUSIP No.            452704505
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.          Charles H. Brandes
               I.R.S. Identification Nos. of above persons (entities only).
------------------------------------------------------------------------------------------------------------------------------------
           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a)  [_]
               (b)  [_]
------------------------------------------------------------------------------------------------------------------------------------
           3.  SEC Use Only
------------------------------------------------------------------------------------------------------------------------------------
           4.  Citizenship or Place of Organization    USA
------------------------------------------------------------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-   ---------------------------------------------------------------------------------------------------------------------
ficially owned         6.  Shared Voting Power           7,410,193 ADR and 60,308,053 ORD
by Each        ---------------------------------------------------------------------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:   ---------------------------------------------------------------------------------------------------------------------
                       8.  Shared Dispositive Power      9,800,592 ADR and 60,308,053 ORD
------------------------------------------------------------------------------------------------------------------------------------
           9.  Aggregate Amount Beneficially Owned by Each Reporting Person           9,800,592 ADR and 60,308,053 ORD shares are
                                                                                      deemed to be beneficially owned by Charles H.
                                                                                      Brandes, a control person of the investment
                                                                                      adviser.  Mr. Brandes disclaims any direct
                                                                                      ownership of the shares reported in this
                                                                                      Schedule 13G, except for an amount that is
                                                                                      substantially less than one per cent of the
                                                                                      number of shares reported herein.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)  [_]

          11.  Percent of Class Represented by Amount in Row (9)         8.4%
------------------------------------------------------------------------------------------------------------------------------------
          12.  Type of Reporting Person (See Instructions)      IN, OO (Control Person)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 6 of 12


CUSIP No.            452704505
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.          Glenn R. Carlson
               I.R.S. Identification Nos. of above persons (entities only).
------------------------------------------------------------------------------------------------------------------------------------
           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a)  [_]
               (b)  [_]
------------------------------------------------------------------------------------------------------------------------------------
           3.  SEC Use Only
------------------------------------------------------------------------------------------------------------------------------------
           4.  Citizenship or Place of Organization    USA
------------------------------------------------------------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-   ---------------------------------------------------------------------------------------------------------------------
ficially owned         6.  Shared Voting Power           7,410,193 ADR and 60,308,053 ORD
by Each        ---------------------------------------------------------------------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:   ---------------------------------------------------------------------------------------------------------------------
                       8.  Shared Dispositive Power      9,800,592 ADR and 60,308,053 ORD
------------------------------------------------------------------------------------------------------------------------------------
           9.  Aggregate Amount Beneficially Owned by Each Reporting Person             9,800,592 ADR and 60,308,053 ORD shares are
                                                                                        deemed to be beneficially owned by Glenn R.
                                                                                        Carlson, a control person of the investment
                                                                                        adviser.  Mr. Carlson disclaims any direct
                                                                                        ownership of the shares reported in this
                                                                                        Schedule 13G, except for an amount that is
                                                                                        substantially less than one per cent of the
                                                                                        number of shares reported herein.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)  [_]

          11.  Percent of Class Represented by Amount in Row (9)         8.4%
------------------------------------------------------------------------------------------------------------------------------------
          12.  Type of Reporting Person (See Instructions)      IN, OO (Control Person)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 7 of 12


CUSIP No.            452704505
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.          Jeffrey A. Busby
               I.R.S. Identification Nos. of above persons (entities only).
------------------------------------------------------------------------------------------------------------------------------------
           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]
               (b) [_]
------------------------------------------------------------------------------------------------------------------------------------
           3.  SEC Use Only
------------------------------------------------------------------------------------------------------------------------------------
           4.  Citizenship or Place of Organization     USA
------------------------------------------------------------------------------------------------------------------------------------
Number of              5.  Sole Voting Power
Shares Bene-   ---------------------------------------------------------------------------------------------------------------------
ficially owned         6.  Shared Voting Power           7,410,193 ADR and 60,308,053 ORD
by Each        ---------------------------------------------------------------------------------------------------------------------
Reporting              7.  Sole Dispositive Power
Person With:   ---------------------------------------------------------------------------------------------------------------------
                       8.  Shared Dispositive Power      9,800,592 ADR and 60,308,053 ORD
------------------------------------------------------------------------------------------------------------------------------------
           9.  Aggregate Amount Beneficially Owned by Each Reporting Person            9,800,592 ADR and 60,308,053 ORD shares are
                                                                                       deemed to be beneficially owned by Jeffrey A.
                                                                                       Busby, a control person of the investment
                                                                                       adviser.  Mr. Busby disclaims any direct
                                                                                       ownership of the shares reported in this
                                                                                       Schedule 13G, except for an amount that is
                                                                                       substantially less than one per cent of the
                                                                                       number of shares reported herein.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)  [_]

          11.  Percent of Class Represented by Amount in Row (9)         8.4%
------------------------------------------------------------------------------------------------------------------------------------
          12.  Type of Reporting Person (See Instructions)      IN, OO (Control Person)
------------------------------------------------------------------------------------------------------------------------------------

Item 1(a)      Name of Issuer:

               Imperial Chemical Industries Plc

Item 1(b)      Address of Issuer's Principal Executive Offices:

               20 Manchester Square, London W1U 3AN, United Kingdom

Item 2(a)      Name of Person Filing:

               (i)    Brandes Investment Partners, L.P.

               (ii)   Brandes Investment Partners, Inc.

               (iii)  Brandes Worldwide Holdings, L.P.

               (iv)   Charles H. Brandes

               (v)    Glenn R. Carlson

               (vi)   Jeffrey A. Busby

Item 2(b)      Address of Principal Business office or, if None, Residence:

               (i)    11988 El Camino Real, Suite 500, San Diego, CA  92130

               (ii)   11988 El Camino Real, Suite 500, San Diego, CA  92130

               (iii)  11988 El Camino Real, Suite 500, San Diego, CA  92130

               (iv)   11988 El Camino Real, Suite 500, San Diego, CA  92130

               (v)    11988 El Camino Real, Suite 500, San Diego, CA  92130

               (vi)   11988 El Camino Real, Suite 500, San Diego, CA  92130

Item 2(c)      Citizenship

               (i)    Delaware

               (ii)   California

               (iii)  Delaware

               (iv)   USA

               (v)    USA

               (vi)   USA

Item 2(d)      Title of Class Securities:

               American Depository Receipts and Common Shares



Item 2(e)      CUSIP Number:

               452704505



Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

               (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

               (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).

               (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

               (d) [_] Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).

               (e) [_] An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E).

               (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(ii)(F).

               (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).

               (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

               (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

               (j) [X]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

               This statement is filed by Brandes Investment Partners, L.P., an investment adviser registered under the Investment Advisers Act of 1940, its control persons and its holding company. (See, also, Exhibit A.)


Item 4.        Ownership:

               (a) Amount Beneficially Owned: 9,800,592 ADR and 60,308,053 ORD

               (b) Percent of Class: 8.4%

               (c) Number of shares as to which the joint filers have:

                   (i)    sole power to vote or to direct the vote:       0

                   (ii) shared power to vote or to direct the vote:7,410,193 ADR and 60,308,053 ORD

                   (iii)  sole power to dispose or to direct the disposition
                          of:           0

                   (iv)   shared power to dispose or to direct the disposition
                          of:     9,800,592 ADR and 60,308,053 ORD

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following [_]. N/A

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person. N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                                      N/A

Item 8.           Identification and Classification of Members of the Group.
                                      See Exhibit A

Item 9.           Notice of Dissolution of Group.
                                      N/A

Item 10.          Certification:

                  (a) The following certification shall be included if the statement is filed pursuant to ss. 240.13d-1(b):

                        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2005
                   BRANDES INVESTMENT PARTNERS, L.P.


                   By: /s/ Adelaide Pund
                        -------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Charles H. Brandes, President of
                        Brandes Investment Partners, Inc., its General Partner

                   BRANDES INVESTMENT PARTNERS, INC.


                   By:  /s/ Adelaide Pund
                        -------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Charles H. Brandes, President


                   BRANDES WORLDWIDE HOLDINGS, L.P.


                   By:  /s/ Adelaide Pund
                        -------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Charles H. Brandes, President of
                        Brandes Investment Partners, Inc., its General Partner


                   By:  /s/ Adelaide Pund
                        -------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Charles H. Brandes, Control Person


                   By:  /s/ Adelaide Pund
                        -------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Glenn R. Carlson, Control Person


                   By:  /s/ Adelaide Pund
                        -------------------------------------
                        Adelaide Pund as Attorney-In-Fact for
                        Jeffrey A. Busby, Control Person

                                    EXHIBITS

Exhibit A is incorporated by reference to Exhibit A of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit B is incorporated by reference to Exhibit B of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit C is incorporated by reference to Exhibit C of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit D is incorporated by reference to Exhibit D of Schedule 13G for 3Com Corporation filed February 14, 2005.